EXHIBIT  99
For Immediate Release                          Contact:  Alfred J. Verrecchia
February 8, 2000                                                 401-727-5100
                                                          Renita E. O'Connell
                                                                 401-727-5401


     HASBRO REPORTS 33% INCREASE IN FULL-YEAR 1999 EARNINGS PER SHARE AND
           RECORD RESULTS BEFORE CONSOLIDATION PROGRAM CHARGES
   EXPECTS FOCUS ON CONTENT, TECHNOLOGY AND GAME PLAY TO BE CATALYSTS IN 2000

    Pawtucket, RI (February 8, 2000) -- Hasbro, Inc. (NYSE:HAS) today reported record fourth quarter and full-year 1999 revenues, earnings and earnings per share, prior to charges related to the previously announced Consolidation Program. Net earnings for the year increased 30% to $286.6 million compared to $220.0 million in 1998, and diluted earnings per share increased 33% to $1.42 compared to $1.07 in 1998. These results include a loss of $0.01 per share attributable to initial spending for Games.com, the Company's Internet games initiative, and exclude $141.6 million of pre-tax charges ($97.7 million after-tax) related to the Consolidation Program in 1999 and a $20.0 million one-time pre-tax charge ($13.6 million after-tax) in 1998 to write-off acquired in-process research and development of MicroProse.

    "Hasbro had its best year ever in 1999," said Alan G. Hassenfeld, Chairman and Chief Executive Officer. "We delivered on our promises including building for future growth by acquiring Wizards of the Coast, enabling us to expand in the fast-growing games arena. Games have long been a cornerstone of Hasbro, and we will continue to leverage this strength. This segment grew significantly in 1999, driven not only by the success of recent acquisitions but also the enduring popularity of our core brands like MONOPOLY, YAHTZEE, TRIVIAL PURSUIT and many others. We also unveiled plans for Games.com, which we expect to launch in summer 2000 and to become the best online games portal. Hasbro's unmatched games content is truly what will set us apart," Hassenfeld noted.

    For the year, net revenues increased 28% to a record $4.2 billion compared to $3.3 billion in 1998, reflecting balanced growth in core brands and key licenses. Revenues from U.S. customers increased 33% while revenues from international customers increased 24% in local currencies and 19% in U.S. dollars. This growth was driven by significantly higher shipments of STAR WARS and FURBY, plus new POKEMON toys and games. Interactive software revenues, which nearly doubled during the first nine months of 1999 compared to 1998, were below expectations later in the fourth quarter and below fourth quarter 1998, resulting in full-year 1999 revenues of approximately $229 million compared to $192 million in 1998. In addition to the late introduction of new product, which impacted fourth quarter shipments in both the U.S. and Europe, this shortfall is partly attributable to significant industry-wide softening of the video and PC CD-ROM business in the fourth quarter and significant price erosion. This fourth-quarter shortfall was more than offset by significant

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growth in FURBY, hand-held Electronic games, plus a wide range of POKEMON toys and games including POKEMON MONOPOLY, the POKEDEX organizer, and trading card games from Wizards of the Coast - which was acquired in September and contributed approximately $237 million of revenue. As a result, total fourth quarter net revenues increased 22% to a record $1.6 billion compared to $1.3 billion a year ago.

    Fourth quarter net earnings increased 18% to $155.4 million compared to $131.8 million a year ago, and diluted earnings per share increased 22% to $0.79 compared to $0.65 in 1998. These results exclude $141.6 million of pre-tax charges ($97.7 million after-tax) related to the 1999 Consolidation Program. The attached schedule "Impact of Consolidation Program" sets forth earnings before and after these charges.

    After the Consolidation Program charges, reported net earnings and diluted earnings per share for the year were $189.0 million and $0.93, respectively, compared to $206.4 million and $1.00 per share, respectively, in 1998. For the fourth quarter, reported net earnings and diluted earnings per share were $57.7 million and $0.29 per share, respectively, compared to $131.8 million and $0.65, respectively, in 1998.

    Revenues and operating profits increased in the three major business segments: U.S. Toys, Games and International toys and games. Within the Games segment, the unfavorable impacts of the increased costs incurred to expand the Company's offering of interactive software games, partly resulting from escalating research and development costs across the industry, coupled with the unanticipated shortfall in fourth quarter revenues attributable to the late introduction of new product as well as general softness at retail and significant price erosion, resulted in a full-year loss from interactive software games of approximately $53 million after-tax excluding Consolidation Program charges. This was more than offset by increased profitability in the rest of the Games segment, including the Wizards of the Coast acquisition. "Our performance underscores the importance of having a diversified portfolio. I am especially pleased with the strength of our International segment," Hassenfeld commented.

    The Company also reported record fourth quarter and full-year Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $274.7 million and $669.1 million, respectively, compared to EBITDA of $257.7 million and $514.1 million, respectively, in 1998.

    "In addition to delivering record results," Hassenfeld noted, "we realigned our business to support our commitment to technology and game play. Together with our content, they are the keys to Hasbro's successful transition from a toy and game manufacturer to a leader in children's and family leisure time and entertainment. We also sharpened our focus on profitability, with the Consolidation Program and other initiatives to become a low-cost operator, to help better leverage the revenue growth opportunities of our portfolio of popular global brands and products and secure a bright future for our
shareowners.   While we are

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disappointed that our efforts have not been reflected in our stock price performance, we firmly believe in our future. We invested approximately $238 million to repurchase almost 9 million shares of our common stock in 1999, bringing our total investment under the $500 million repurchase program, approved in December 1997, to approximately $428 million for almost 17 million shares. In December 1999, our Board of Directors authorized an additional $500 million repurchase program."

    "We feel good about our business in 2000. Coming off an exceptionally strong 1999, with 28% revenue growth and 33% earnings per share growth, as we head into Toy Fair we forecast revenues to increase approximately 5% this year. Earnings per share growth could approach 10%, excluding the impact of Games.com in 2000 and the Consolidation Program charges in 1999," Hassenfeld continued. "We ended 1999 with strong momentum in many areas. FURBY continues to be a smash hit worldwide, and POKEMANIA continues. With highly popular titles like ROLLER COASTER TYCOON - the number one PC game in 1999 based on units sold in the U.S., MECHWARRIOR 3, FROGGER and Q*BERT, plus a more streamlined organization, Hasbro Interactive is positioned for continued growth and renewed profitability in 2000. We also look forward to the spring video releases of the STAR WARS and POKEMON movies, plus the second POKEMON movie this summer. We will continue to further leverage our content and offer wonderful new product like ACTION MAN, NASCAR RACERS, BEAST MACHINES, TITAN AE, DRAGON TALES and TWEENIES, plus technology-oriented toys and games like TALKIN' ACHA, MY REAL BABY, POO-CHI, new FURBY products, LIGHTNING MAIL and more," Hassenfeld concluded.

    Hasbro will webcast its fourth quarter earnings conference call at 9:00 a.m. Eastern time today. Investors and the media are invited to listen to the call through the company's website at http://www.hasbro.com (select "Corporate Information" from the home page, then click on the webcast icon).

    Hasbro is a worldwide leader in children's and family leisure time and entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, KENNER, TONKA, ODDZON, SUPER SOAKER, MILTON BRADLEY, PARKER BROTHERS, TIGER, HASBRO INTERACTIVE, MICROPROSE, GALOOB and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.


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Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "expect", "intend", "may", "planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers in a competitive product environment; economic conditions, currency fluctuations and government regulation and other actions in the various markets in which the Company operates throughout the world; the inventory policies of retailers, including the continuing trend of concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's Consolidation Program or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and with respect to the Company's on-line game site initiative, technical difficulties in adapting games to on-line format and establishing the on-line game site that could delay or increase the cost of the site becoming operational; the acceptance by consumers of the games and other products and services to be offered at the site; competition from other on-line game sites and other game playing formats; the fact that the current business model for on-line games is experimental, and on-line revenues may not be sufficient to cover the significant advertising expenditures required or the support, service and product enhancement demands of on-line users. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

EBITDA (earnings before interest, taxes, depreciation and amortization) represents operating profit plus acquired in-process research and development, restructuring charges, depreciation and all amortization. EBITDA is not adjusted for all noncash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Thus, EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with generally accepted accounting principles, when measuring Hasbro's profitability or liquidity as more fully discussed in the Company's financial statements and securities filings.



                                 # # #
                           (Tables Attached)

                                  HASBRO, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS


(Thousands of Dollars and Shares Except Per Share Data)
                                   Quarter Ended             Year Ended
                                --------------------    --------------------
                                 Dec. 26,   Dec. 27,     Dec. 26,   Dec. 27,
                                   1999       1998         1999       1998
                                ---------  ---------    ---------  ---------
Net Revenues                   $1,591,112  1,304,079   $4,232,263  3,304,454
Cost of Sales                     652,686    512,285    1,698,242  1,366,061
                                ---------  ---------    ---------  ---------
Gross Profit                      938,426    791,794    2,534,021  1,938,393
Amortization                       84,559     22,910      173,533     72,208
Royalties, Research and
 Development                      249,294    161,453      711,790    424,673
Advertising                       157,053    183,669      456,978    440,692
Selling, Distribution and
 Administration                   284,688    216,505      799,919    655,938
Nonrecurring Charges               64,232          -       64,232     20,000
                                ---------    -------    ---------  ---------
Operating Profit                   98,600    207,257      327,569    324,882
Interest Expense                   24,552     16,075       69,340     36,111
Other (Income) Expense, Net        (9,574)    (2,625)     (15,616)   (14,707)
                                ---------  ---------    ---------  ---------
Earnings Before Income Taxes       83,622    193,807      273,845    303,478
Income Taxes                       25,923     62,018       84,892     97,113
                                ---------  ---------    ---------  ---------
Net Earnings                   $   57,699    131,789   $  188,953    206,365
                                =========  =========    =========  =========

Per Common Share
  Net Earnings
    Basic                      $      .30 $      .67   $      .97 $     1.04
                                =========  =========    =========  =========
    Diluted                    $      .29 $      .65   $      .93 $     1.00
                                =========  =========    =========  =========

  Cash Dividends Declared      $      .06 $      .05   $      .24 $      .21
                                =========  =========    =========  =========

Weighted Average Number
 of Shares
  Basic                           193,828    196,151      194,917    197,927
                                =========  =========    =========  =========
  Diluted                         196,395    202,462      202,103    205,420
                                =========  =========    =========  =========


                                  HASBRO, INC.
                      CONSOLIDATED CONDENSED BALANCE SHEETS

  (Thousands of Dollars)


                                                    Dec. 26,        Dec. 27,
                                                      1999            1998
                                                   ---------       ---------
                   Assets
  Cash and Temporary Investments                  $  280,159      $  177,748
  Accounts Receivable, Net                         1,084,118         958,826
  Inventories                                        408,571         334,801
  Other                                              358,804         318,611
                                                   ---------       ---------
  Total Current Assets                             2,131,652       1,789,986
  Property, Plant and Equipment, Net                 318,825         330,355
  Other Assets                                     2,012,871       1,673,504
                                                   ---------       ---------
  Total Assets                                    $4,463,348      $3,793,845
                                                   =========       =========

        Liabilities and Shareholders' Equity
  Short-term Borrowings                           $  714,669      $  372,509
  Payables and Accrued Liabilities                 1,356,658         993,791
                                                   ---------       ---------
  Total Current Liabilities                        2,071,327       1,366,300
  Long-term Debt                                     420,654         407,180
  Deferred Liabilities                                92,392          75,570
                                                   ---------       ---------
  Total Liabilities                                2,584,373       1,849,050
  Total Shareholders' Equity                       1,878,975       1,944,795
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $4,463,348      $3,793,845
                                                   =========       =========



                                  HASBRO, INC.
                        IMPACT OF CONSOLIDATION PROGRAM


(Thousands of Dollars and Shares Except Per Share Data)

                                         Quarter Ended December 26, 1999
                                     ---------------------------------------
                                                   Impact of      Excluding
                                        As       Consolidation  Consolidation
                                     Reported       Program        Program
                                     ---------      ---------      ---------
Net Revenues                        $1,591,112              -     $1,591,112
Cost of Sales                          652,686         (8,740)       643,946
                                     ---------      ---------      ---------
Gross Profit                           938,426          8,740        947,166
Amortization                            84,559        (38,449)        46,110
Royalties, Research and
 Development                           249,294        (26,292)       223,002
Advertising                            157,053         (3,862)       153,191
Selling, Distribution and
 Administration                        284,688              -        284,688
Nonrecurring Charges                    64,232        (64,232)             -
                                     ---------      ---------      ---------
Operating Profit                        98,600        141,575        240,175
Interest Expense                        24,552              -         24,552
Other (Income) Expense, Net             (9,574)             -         (9,574)
                                     ---------      ---------      ---------
Earnings Before Income Taxes            83,622        141,575        225,197
Income Taxes                            25,923         43,888         69,811
                                     ---------      ---------      ---------
Net Earnings                        $   57,699         97,687     $  155,386
                                     =========      =========      =========

Per Common Share
  Net Earnings
    Basic                           $      .30            .50     $      .80
                                     =========      =========      =========
    Diluted                         $      .29            .50     $      .79
                                     =========      =========      =========
Weighted Average Number
 of Shares
  Basic                                193,828
                                     =========
  Diluted                              196,395
                                     =========




                                  HASBRO, INC.
                        IMPACT OF CONSOLIDATION PROGRAM


(Thousands of Dollars and Shares Except Per Share Data)

                                            Year Ended December 26, 1999
                                     ---------------------------------------
                                                   Impact of      Excluding
                                        As       Consolidation  Consolidation
                                     Reported       Program        Program
                                     ---------      ---------      ---------
Net Revenues                        $4,232,263              -     $4,232,263
Cost of Sales                        1,698,242         (8,740)     1,689,502
                                     ---------      ---------      ---------
Gross Profit                         2,534,021          8,740      2,542,761
Amortization                           173,533        (38,449)       135,084
Royalties, Research and
 Development                           711,790        (26,292)       685,498
Advertising                            456,978         (3,862)       453,116
Selling, Distribution and
 Administration                        799,919              -        799,919
Nonrecurring Charges                    64,232        (64,232)             -
                                     ---------      ---------      ---------
Operating Profit                       327,569        141,575        469,144
Interest Expense                        69,340              -         69,340
Other (Income) Expense, Net            (15,616)             -        (15,616)
                                     ---------      ---------      ---------
Earnings Before Income Taxes           273,845        141,575        415,420
Income Taxes                            84,892         43,888        128,780
                                     ---------      ---------      ---------
Net Earnings                        $  188,953         97,687     $  286,640
                                     =========      =========      =========

Per Common Share
  Net Earnings
    Basic                           $      .97            .50     $     1.47
                                     =========      =========      =========
    Diluted                         $      .93            .49     $     1.42
                                     =========      =========      =========
Weighted Average Number
 of Shares
  Basic                                194,917
                                     =========
  Diluted                              202,103
                                     =========